UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2013

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2013, Ryan Morris, the Executive Chairman of the Board of Directors (the “Board”) of InfuSystem Holdings, Inc. (the “Company”) delivered a letter to the Board regarding a request for access to limited non-public information for himself and his representatives relating to the exploration of a potential transaction (the “Morris Letter”).

On May 14, 2013, the Board of the Company considered the Morris Letter and issued a written response (the “Board Response”). Furthermore, on May 14, 2013, the three independent members of the Board, Messrs. David Dreyer, Joseph Whitters and Wayne Yetter, formed a special committee to review and be responsible for these matters discussed in the letters.

On May 15, 2013, Mr. Morris provided a written response to the Board Response (the “Morris Response”), and in connection therewith, took a voluntary leave of absence as Executive Chairman of InfuSystem as of May 15, 2013 and continuing for the duration of the matters discussed in the letters. During this period, Mr. Yetter will serve as the Board’s non-executive Chairman of the Board and Mr. Morris will remain on the Board and be compensated as a non-executive director.

The foregoing descriptions of the Morris Letter, Board Response and Morris Response are only a summary, do not purport to be complete, and are qualified in their entirety by the terms of such letters, which are attached hereto as Exhibit 99.1, 99.2 and 99.3.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Executive Chairman’s Letter to the Company, dated May 13, 2013;

99.2	InfuSystem Holdings, Inc. Board of Directors Response to Executive Chairman Letter, dated May 14, 2013; and

99.3	Executive Chairman’s Response to the Company, dated May 15, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Jonathan P. Foster
Name:	Jonathan P. Foster
Title:	Chief Financial Officer

Dated: May 15, 2013

EXHIBIT INDEX

Exhibit 99.1	Executive Chairman’s Letter to the Company, dated May 13, 2013;

Exhibit 99.2	InfuSystem Holdings, Inc. Board of Directors Response to Executive Chairman Letter, dated May 14, 2013; and

Exhibit 99.3	Executive Chairman’s Response to the Company, dated May 15, 2013